Exhibit 3.43

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

OF

WORLDWIDE SPORTS & RECREATION, INC.

It is hereby certified that:

1.             The name of the corporation (hereinafter called the “Corporation”) is Worldwide Sports & Recreation, Inc.

2.             The Certificate of Incorporation of the Corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu thereof the following new Article FIRST:

“FIRST:  The name of the corporation shall be Old WSR, Inc.”

3.             The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on December 2, 1994.

By:	/s/ Leonard D. Pickett
	Name:	Leonard D. Pickett
	Title:	President